EXHIBIT 10.19

RETIREMENT AGREEMENT AND GENERAL RELEASE

WHEREAS, Ernest L. Godshalk (“Employee”) wishes to retire voluntarily from service as an employee, director and officer of Varian Semiconductor Equipment Associates, Inc. (“VSEA” or the “Company”) and resign from his position of President and Chief Operating Officer;

AND WHEREAS, the Company wishes to assist Employee with his transition to retirement and to accept his resignation as an employee, director and officer of the Company;

AND WHEREAS, Employee and the Company have reached a mutual understanding, as provided in this Retirement Agreement and General Release (the “Agreement”), relating to the terms of Employee’s voluntary retirement from the Company and the transition benefits the Company will provide Employee;

AND WHEREAS, it is the intent of Employee and the Company that this Agreement will mutually, amicably and finally resolve and compromise all issues and claims relating to, arising out of or involving in any way Employee’s employment with and retirement from the Company.

NOW, THEREFORE, in consideration of the mutual promises, understandings and conditions contained herein, Employee and the Company hereby agree as follows:

1. Retirement From Service. Employee shall retire his employment with VSEA in all capacities effective December 31, 2004 (the “Retirement Date”). Effective on the Retirement Date, Employee also shall resign from service as a director and officer of the Company.

2. Consideration. In recognition of Employee’s diligent and valuable service to VSEA, in consideration for Employee’s agreement to and compliance with the terms and provisions set forth in this Agreement, and provided that Employee executes this Agreement and returns it to VSEA and does not revoke it pursuant to Section 17, VSEA agrees to provide Employee with the following retirement transition benefits:

a. Base Salary and Benefits Prior to the Retirement Date. Through the Retirement Date, VSEA will continue to provide Employee with all compensation including, without limitation, all salary, bonus and/or other incentive compensation, to which he shall be entitled as a result of his continued employment through the Retirement Date. In addition, Employee will continue to be eligible to participate in any and all benefit plans in which he is currently participating until the Retirement Date, subject to normal plan provisions for withdrawing from such participation. Employee will be entitled to contribute to the Employee Stock Purchase Plan through December 31, 2004 and as otherwise provided by such plan.

b. Transition Payments. VSEA will provide Employee with a lump sum payment in the gross amount of Nine Hundred Sixty Thousand (960,000) Dollars within ten business days after the Retirement Date. In no event shall this payment be made before January 1, 2005. This payment shall be subject to all applicable local, state and federal withholdings.

c. Continuation of Health Insurance. Effective as of the Retirement Date, Employee (and his eligible dependents) will be eligible for health insurance coverage under VSEA’s retiree health insurance program in accordance with the terms thereof until the earlier of (i) the date on which Employee actually obtains coverage in another group health plan and (ii) Employee’s and Employee’s spouse’s death. The Company shall pay for all costs associated with such coverage, including premiums, but not deductibles and co-payments until the twelve (12) month anniversary of Employee’s Retirement Date. Thereafter, Employee will be responsible for all costs associated with such coverage, including premiums, deductibles and co-payments, as in effect from time to time and VSEA will no longer be responsible for the employer portion of the applicable premiums. In the event that the Company’s insurance carrier ceases or fails to provide Employee substantially the same coverage, at substantially the same cost (i.e., greater than 10% difference) as coverage for Company’s employees, Company agrees that Employee may, at his option, within sixty (60) days of receipt by Employee of written notice, obtain his own policy for such coverage or maintain the same retiree health program. In either event, the Company agrees to reimburse Employee the difference between the cost of his coverage and the cost of coverage for a Company employee until the earlier of (i) and (ii) of this paragraph. Employee agrees to notify the Company’s Human Resources Department, in writing, in the event that he obtains coverage under another group health plan.

d. Outplacement. The Company agrees to provide Employee with a one-time, lump sum payment of fifteen thousand dollars ($15,000), which may be used for professional outplacement services or for any other purpose, in Employee’s sole discretion.

e. Company Car. Employee may continue to use the Company-provided car that he is currently using (the “Company Car”) until the Retirement Date. Employee shall have the right to purchase the Company Car on the Retirement Date for the difference between the value of the Company Car as of the Retirement Date and the amount remaining in the program as of that date for the Company Car and as provided under the relevant Company Car Plan. The Company shall “gross up” Employee for taxes in accordance with the Company Car Plan with respect to Employee’s purchase of the Company Car.

f. Life Insurance. Within thirty-one (31) days after the Retirement Date, Employee may elect to convert his Company group life insurance coverage to an individual life insurance conversion policy offered by the same insurance company in an amount of coverage equal to or less than the amount of life insurance coverage under the group policy. To convert to individual life insurance coverage, Employee must apply and pay the first premium within thirty-one (31) days of the date on which his life insurance coverage under the group plan ends. The Company’s Human Resources Office will provide Employee with information and application forms for converting to individual life insurance coverage. In addition, the Company agrees to cooperate with the insurer and Employee as necessary to facilitate conversion of the insurance coverage.

g. Management Incentive Plan. VSEA will pay Employee any amounts earned but not yet paid under the MIP for the fiscal year ended October 1, 2004 at the same time as such amounts are paid to other MIP participants in the ordinary course of business.

h. Stock Options. Employee may exercise stock options that are vested as of the Retirement Date in accordance with the Omnibus Stock Plan, as amended, it being understood and agreed that Employee is terminating employment with VSEA by reason of “Retirement” under such plan.

i. Retirement Program. The terms of the Retirement Program do not permit Employee to continue as a contributing participant in the Retirement Program after his last day of employment (the Retirement Date).

j. Supplemental Retirement Plan. The Company shall pay Employee any and all amounts credited to his Supplemental Retirement Plan account through December 31, 2004 within thirty (30) days of the Retirement Date.

k. No Other Compensation or Benefits. Except as otherwise provided herein or as required by Section 4980B(f) of the Internal Revenue Code of 1986, as amended (relating to “COBRA” coverage), Employee will not be entitled to any compensation or benefits or to participate in any employee benefit programs of the Company or any of its subsidiaries or affiliates on or after the Retirement Date.

3. Subsequent Regulatory Changes. In the event that any governmental regulation applicable to a Company compensation or employee benefit plan under which payments or benefits are to be provided to Employee under this Agreement would prohibit any such payment or benefit, or would jeopardize the regulatory qualifications or status of any such plan if such payment or benefit is provided to Employee, the Company will not be obligated to make such payment or to provide such benefit to Employee; provided, however, that the Company agrees that it will, to the extent permitted under such regulations, provide Employee with comparable consideration, benefits and/or remuneration.

4. Cooperation. From and after the Retirement Date, Employee agrees to cooperate in all reasonable respects with the Company and its subsidiaries and affiliates and their respective directors, officers, attorneys and experts in connection with any action, proceeding, investigation or litigation involving the Company or any of its subsidiaries or affiliates, including any such action, proceeding, investigation or litigation in which Employee is called to testify. In the event that the Company calls upon Employee to provide such assistance, the Company agrees and acknowledges that Employee’s obligation shall be limited to providing truthful and accurate testimony and/or information. In addition, if the Company calls upon Employee to provide such cooperation at any point after the twelve (12) month anniversary of the Retirement Date, the Company shall reimburse Employee for such assistance at the daily rate of $3,000 for any day or any portion of any day in excess of five (5) days per calendar year that Employee devotes to cooperating with the Company in compliance with the provisions of this Paragraph 4. During any period of time during which the Company continues to provide Employee with transition benefits, the Company shall not be required to reimburse Employee for any time devoted to providing assistance requested by the Company.

5. Releases of Claims.

a. General Release by Employee. In consideration of the payments and benefits provided to Employee under this Agreement, Employee, for each of Employee, his heirs, executors, representatives, agents, administrators, successors, and assigns (collectively, the “Employee Releasors”), hereby knowingly and voluntarily irrevocably and unconditionally releases and forever discharges VSEA, its parent corporations, affiliates, subsidiaries, divisions, predecessors (including but not limited to Varian Associates, Inc.), insurers, successors and assigns and the current and former employees, attorneys, officers, directors, shareholders and agents thereof (collectively referred to throughout the remainder of this Agreement as “Employer”), from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Employee Releasors may have, or in the future may possess, arising out of (i) Employee’s employment relationship with and service as an employee or officer of the Company or any of its subsidiaries or affiliates, and the termination of such relationship or service, or (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof. Nothing in the release set forth in this Section 5(a) shall apply to (i) the obligations of the Company under this Agreement; (ii) any claim against an employee benefit plan seeking payment of a vested benefit under the terms of that plan under the Employee Retirement Income Security Act; (iii) any indemnification rights Employee may have under the provisions of Delaware law, the Company’s Bylaws, the Company’s Restated Articles of Incorporation or the Indemnification Agreement between Employee and the Company dated April 3, 1999 (the “Indemnification Agreement”), in each case with respect to liabilities arising as a result of Employee’s service as an employee or officer of the Company; (iv) or any claim by Employee for insurance coverage under any directors and officers insurance policy maintained by the Company for the benefit of its directors and officers and relating to the period of Employee’s employment with the Company. Employee further agrees that the payments and benefits described in this Agreement will be in full satisfaction of any and all Claims for payments or benefits, whether express or implied, that Employee may have against the Company or any of its subsidiaries or affiliates arising out of his employment relationship, his service as an employee or officer of the Company or any of its subsidiaries or affiliates and the termination thereof.

b. Specific Release of ADEA Claims by Employee. In consideration of the payments and benefits provided to Employee under this Agreement, the Employee Releasors hereby irrevocably unconditionally release and forever discharge the Employer from any and all Claims that the Employee Releasors may have as of the date Employee signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Agreement, Employee hereby acknowledges and confirms the following: (i) Employee was advised by the Company in connection with his retirement to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to him the terms of this Agreement, including, without limitation, the terms relating to his release of claims arising under ADEA; (ii) Employee was given a period of not fewer than twenty-one (21) days to consider the terms of this Agreement and to consult with an attorney of his choosing with respect thereto; (iii) Employee is providing the release and discharge set forth in this Section 5(a) only in exchange for consideration in addition to anything of value to which Employee is already entitled; and (iv) that Employee knowingly and voluntarily accepts the terms of this Agreement.

6. Limited Release by the Company. In consideration of Employee’s agreement to be bound by the terms and conditions contained in this Agreement, including, without limitation the releases of claims contained in Paragraphs 5(a) and (b) above and the confidentiality, non-disclosure and non-competition provisions contained in Paragraphs 7 through 10 below, and except to the extent that such claims arise out of any intentional misdeed by the Employee, the Employer, for itself, its employees, officers, directors, agents, heirs, successors, and assigns and all others acting on its or their behalf, hereby knowingly and voluntarily irrevocably and unconditionally releases and forever discharges the Employee Releasor from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character that the Employer may have, or in the future may possess, arising out of or relating in any way to (i) Employee’s employment relationship with and service as an employee, officer or director of the Employer or any of its or their subsidiaries or affiliates, and the termination of such relationship or service, or (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof.

7. Affirmations. Employee affirms that Employee has not filed nor caused to be filed, and is not presently a party to, any claim, complaint, action, charge, grievance or arbitration against Employer in any forum or form. Employee further affirms that Employee has been paid for and/or has received all vacation (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which Employee may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to Employee, except as provided in this Agreement. Employee furthermore affirms that Employee has no known workplace injuries or occupational diseases and has been provided with and/or has not been denied any leave requested under the Family and Medical Leave Act.

8. Complaints and Charges Against the Company. Nothing herein is intended to or shall preclude Employee from filing a complaint and/or charge with any appropriate federal, state, or local government agency and/or cooperating with said agency in its investigation. Employee, however, shall not be entitled to receive any relief, recovery, or monies in connection with any complaint or charge brought against Employer, without regard to who brought such complaint or charge.

9. Return of Company Property. Employee agrees and acknowledges that, on or prior to the Retirement Date, Employee will return to the Company all originals and copies of VSEA documents and property, including, without limitation, database information, client information, sales documents, financial statements, budgets and forecasts, and any other similar documents, as well as any equipment. Employee further agrees that Employee shall abide by any and all contractual, common-law and statutory obligations relating to protection and non-disclosure of trade secrets and confidential and proprietary documents and information. Employee also confirms that Employee has not incurred and will not incur any unauthorized credit card charges or other liabilities of any nature for which VSEA may be liable.

10. Nondisclosure of Proprietary Information. The covenants contained in the Nondisclosure of Proprietary Information Agreement between Employee and the Company dated November 20, 1998 (the “Nondisclosure Agreement”) are incorporated herein by reference as if such covenants were set forth herein in full.

11. Non-Competition. As a further condition to the Company’s obligations to pay compensation or provide benefits to Employee pursuant to this Agreement, Employee shall not at any time within the period beginning on the Retirement Date and ending on the twelve (12) month anniversary thereof engage in any work of any nature which competes with the services or products produced, sold or provided by the Company or its affiliates and subsidiaries without the prior written consent of the Company, the granting of such consent being at the sole discretion of the Company.

12. Withholding Taxes. Any payments made or benefits provided to Employee under this Agreement will be reduced by any applicable withholding taxes.

13. Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflict of laws provision. In the event Employee breaches any provision of this Agreement, Employee affirms that the Company may institute an action for an injunction or to specifically enforce any term or terms of this Agreement. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding Section 5 hereof, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

14. Nonadmission of Wrongdoing. The Company and Employee agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at anytime for any purpose as an admission by either party, or evidence of any liability or unlawful conduct of any kind.

15. Amendment. This Agreement may not be modified, altered or changed except in writing and signed by both parties wherein specific reference is made to this Agreement.

16. Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings, relating to the subject matter hereof (including the Change In Control Agreement between Employee and the Company dated February 16, 2001). The Company acknowledges and agrees that the Indemnification Agreement shall remain in effect with respect to any acts of Employee covered by the Indemnification Agreement up to the Retirement Date. Employee acknowledges and reaffirms Employee’s continuing obligations under the Nondisclosure Agreement. Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Agreement, except for those set forth herein.

17. Revocation. Employee may revoke this Agreement for a period of seven (7) calendar days following the day Employee executes this Agreement (the “Revocation Period”). If the last day of the Revocation Period is a Saturday, Sunday, or legal holiday in the Commonwealth of Massachusetts, then the Revocation Period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday in the Commonwealth of Massachusetts. Any revocation of this Agreement must be submitted, in writing, to

Gary L. Loser, Vice President and General Counsel, and state, “I hereby revoke my acceptance of our Agreement.” The revocation must be personally delivered to Gary L. Loser or his designee, or overnight mailed to Gary L. Loser at the address set forth in Section 1(b) above and postmarked prior to the expiration of the Revocation Period. In the event of any such revocation by Employee, all obligations of VSEA under this Agreement will terminate and be of no further force and effect as of the date of such revocation.

18. Effective Date of Agreement. This Agreement shall not become effective or enforceable until the day following the last day of the Revocation Period.

EMPLOYEE IS HEREBY ADVISED THAT EMPLOYEE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT AND IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE PAYMENTS AND BENEFITS PROVIDED FOR IN THIS AGREEMENT, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST EMPLOYER.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement as of the date set forth below:

VARIAN SEMICONDUCTOR
EQUIPMENT ASSOCIATES, INC.

By:	/S/ Ernest L. Godshalk	By:	/S/ Richard A. Aurelio
	Ernest L. Godshalk		Richard A. Aurelio
Chairman

Date:	December 8, 2004	Date:	December 8, 2004

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